Exhibit 16

November 27, 2007

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for ReAble Therapeutics Finance LLC and subsidiaries (ReAble) and, under the date of March 30, 2007, we reported on the consolidated balance sheet of ReAble Therapeutics Finance LLC as of December 31, 2006, and the related consolidated statements of operations, changes in membership equity and comprehensive loss, and cash flows for the period from November 4, 2006, through December 31, 2006, and the consolidated balance sheet of ReAble Therapeutics, Inc. and subsidiaries as of December 31, 2005, and the related consolidated statements of operations, changes in stockholders’ equity and comprehensive income (loss), and cash flows for the period from January 1, 2006, through November 3, 2006, and the years ended December 31, 2005 and 2004.  On November 20, 2007, we were dismissed. We have read ReAble’s statements included under Item 4.01 of its Form 8-K dated November 20, 2007, and we agree with such statements, except that we are not in a position to agree or disagree with ReAble’s statement that the change was approved by the audit committee of the board of directors and  we are not in a position to agree or disagree with the statement that ReAble has not consulted with Ernst &Young LLP regarding any matters or reportable events described in Items 304(a)(2)(i) and (ii) of Regulation S-K.

Very truly yours,

(Signed) KPMG LLP